PRESIDENT’S REPORT-ANNUAL MEETING

APRIL 22, 2009

Welcome to our third Annual Meeting of Stockholders. We appreciate you taking the time to learn more about your company and its performance this past year.

I trust everyone received a Roma Bank cap.

At last year’s meeting we gave attendees a Roma Bear. I made an allusion to the then state of the stock market. Had we known Wall Street would take a cue from the bear, we would have selected a more appropriate animal! On the other hand, Roma Bull might not have had quite the right connotation.

I must begin with the requisite cautionary disclaimer regarding anything I say that can be considered a forward looking statement.

[Slide - FORWARD LOOKING STATEMENTS DISCLAIMER]

I am pleased to report that the financial health of our Company remains solid. It continues to be well capitalized, highly liquid, and, in these difficult times in banking, has, in the main, performed better in comparison to the Thrift industry as a whole and to its peer group. Its standing and reputation in the market are enviable. I believe our Company can best be characterized by five Ss---strength, safety, soundness, stability and sustainability.

I am certain, each of your have been affected by the upheaval in the economy. To say 2008 was tumultuous would be an understatement.

It was the year in which the recession was deemed official; housing values continued to fall and foreclosures mounted, consumer confidence disappeared; banks failed or were forced into hasty mergers; some of the largest financial houses collapsed; unemployment soared; the market went into a freefall as the bears feasted on Wall Street and investors punished bank stocks; interest rates fell to historic lows; and the government intervened to stimulate the economy on an unprecedented scale.

Indeed 2008 was a tumultuous year in which great pressure was exerted on earnings. While our Company’s earnings in 2008 were less than we would have preferred, I hope you agree that your Board of Directors and management performed creditably in optimizing earnings in the face of these considerable challenges and obstacles.

[Slide - CORPORATE STRUCTURE CHART]

I thought this chart would be informative. It shows the entities that constitute our Mutual Holding Company organization. We are a hybrid between a mutual and a public entity. I am not fully qualified to delve into the legal intricacies of our form of organization.

Basically, our depositors and borrowers own Roma Financial Corporation, MHC (the mutual holding company). In turn, it owns 69% of the stock of Roma Financial Corporation (the company in which you own stock). Roma Financial Corporation, the Company, owns all the stock of Roma Bank and nearly 90% of the stock of RomAsia Bank. Roma Bank owns 100% of two entities, Roma Capital Investment Company and General Abstract & Title Agency, and 50% of 84 Hopewell, LLC. RCIC is engaged in investment activity and holds bank qualified investments in its portfolios. General Abstract provides title insurance, search and loan closing services. 84 Hopewell owns a building in which Roma Bank’s Hopewell branch office is located.

Additionally, the chart shows the Roma Bank Community Foundation which was created when the Company went public. With us today are its trustees-Mr. Perilli, Ms. Siekerka, Ms. Norton and Mr. Carnevale.

[Slide - COMMON STOCK HOLDINGS CHART]

This chart displays the stock ownership percentages of the Company as of the IPO date; at December 31, 2007; and at December 31, 2008. Share repurchases over the past two years have lowered public ownership from 30% to 24.4% at December 31, 2008. A total of 3,187,578 repurchased shares are held as treasury shares at the end of 2008.

[Slide - HIGHLIGHTS]

Before going into detail regarding our Company’s financial condition and performance, some of the more notable highlights of the year were:

●	The quarterly dividend was increased by 33% to $.08/share
●	Implemented share repurchase programs
●	Opened five branches
●	On June 23rd, opened our majority owned bank, RomAsia Bank

●	Assets broke the $billion threshold
●	Double digit increases in assets, loans and deposits
●	Retained Bauer Financial “Sustained Superior Rating” designation for the 73rd consecutive quarter. Fewer than 10% of all the banks in the country can claim this distinction.

[Slide - # OF BRANCHES]

This chart displays the number of our bank branches and the year opened. As you can see it took fifty three years to open a second Roma branch while eight have been added in the past six years.

[Slide - MAP]

This map shows the locations of Roma’s (the red dots) and RomAsia’s (the blue dot) branch offices. Roma currently has nine in Mercer County, three in Burlington County and two in Ocean County. It also identifies (the green dot) a proposed Hightstown-Mercer County location for a 15th Roma branch which is on the drawing boards.

[Slide - BANK EMPLOYEE CHART]

This chart indicates the number of full time equivalent employees at each of our banks and General Abstract since 2003. Roma currently has 199 employees, up 25 from 2007.

[Slide - # OF CUSTOMERS CHART]

This chart displays the total number of deposit and loan customers in each of the last five years. 2008 includes RomAsia with 562 customers. The chart shows that the customer base has grown to record levels in each of the years presented. Since 2004, Roma Bank has averaged nearly 4,000 new customers a year. It added nearly 5,000 customers to its customer base in 2008.

[Slide - ASSET CHART]

Total assets surpassed the billion dollar threshold, reaching $1.077 billion at the end of 2008 and set a record for the eighth consecutive year. Even stripping out RomAsia’s assets of $50.9 million, assets were above one billion dollars.

Asset growth was principally provided by $113.2 million in deposit growth, $58.0 million in net borrowings, and earnings of $4.7 million. Assets were reduced by $7.1 million used to repurchase stock and $2.6 million in dividend payments.

The net growth in assets of $170.0 million (18.7%) represented the largest ever year-to-year increase in both dollars and percentage and far surpassed the modest growth rate of 3.5% reported in 2007. By comparison, over the preceding five years, assets grew $235.4 million, for an average annual growth rate of 7.0%.

[Slide - COMPOSITION OF ASSETS]

The following chart shows the composition of assets since 2003. As you can see, loans constitute the largest category of assets. While total loans have steadily increased to new highs in each of the years shown, they slacken behind the pace of asset growth in 2008 and slipped below 50% of total assets, but still registered the second highest ratio at 48.3%. Deposits not used to fund loans and borrowings were deployed into investments, pushing up the percentage of assets represented by investments to over 36%, the first time the percentage has increased since 2003 when investments comprised nearly 45% of assets. Expanding the branch network has enabled premises and equipment to keep pace with the overall growth in assets, increasing it slightly to 3.7%. As shown on the next chart, $35.4 million have been invested in capital additions since 2003.

[Slide - LOAN CHART]

The loan portfolio, before the allowance for loan losses and deferred items, rose to a record $522.9 million. Compared to 2007, the portfolio increased $62.0 million, or 13.5%, reflecting the largest yearly increase in dollars and percentage since 2003.

Loan growth was good, despite the abysmal condition of housing sales during the past two years, a contracting economy, and stiff competition in commercial lending.

[Slide - COMPONENTS OF LOANS CHART]

This chart identifies the configuration of the loan portfolio each year since 2003. The chart clearly shows the accelerating pace of commercial lending, including real estate and construction loans, which now represents 30.1% of the portfolio, compared to 9.6% in 2003. On the other hand, residential mortgage loans have contracted to 44.1% of the portfolio from 65.8% in 2003. The percentage of home equity loans has followed a tight roller coaster pattern over the past six years.

[Slide - RESIDENTIAL MORTGAGE CHART]

In 2008, the residential mortgage portfolio reached a record level of $231.4 million, despite pronounced weakness in residential housing activity, as the markets for new construction and resale tumbled. Demand early in the year was curbed by high rates and escalating prices. However, falling rates and lower prices failed to stimulate demand. Potential sellers saw their equity eroded and potential buyers were influenced by the uncertainty of the weakening economy and the specter of growing unemployment. As rates declined those in the market were attracted to adjustable rate mortgages. Compared to 2007, fixed rate mortgage originations fell $1.2 million, while adjustable rate mortgage originations increased to $7.1 million from $2.6 million. Overall, the portfolio increased $10.2 million, or 4.6%, year-to-year. RomAsia did not originate any residential mortgage loans during 2008.

[Slide MORTGAGE ORIGINATIONS AND PREPAYMENTS CHART]

This chart shows mortgage originations and repayments since 2003. As can be seen, originations in 2008 rebounded somewhat and net originations were slightly higher than in 2007 and a far distant third highest since 2003. Compared to 2007, originations increased 17.0% to $39.3 million.

The chart does not include thirty year mortgages which were originated and sold. During 2008, mortgages aggregating $4.1 million were sold, compared to $409 thousand in 2007.

Currently, low interest rates have stimulated a new wave of refinancing.

[Slide - HOME EQUITY LOAN CHART]

Reflective of erosion in owners’ equity caused by falling housing values, there was a very modest $1.9 million, or 1.4%, net increase in Roma Bank’s home equity portfolio. The level of growth in 2008 was even less than the weak 2.0% recorded in 2007 and was appreciably less than the 21% average growth rate over the years 2003 to 2006, when housing values soared and, in concert with generally lower rates, created borrowing opportunities for homeowners. RomAsia originated and funded $1.9 million of home equity loans, and helped raise the combined portfolio balance $3.8 million, or nearly 3%, over 2007.

[Slide - HOME EQUITY ORIGINATIONS AND REPAYMENTS CHART]

Even inclusive of RomAsia, originations of home equity loans lost ground for a third year, falling to their lowest level over the years displayed. Of note, however, is that except for the two years with the highest originations, net originations were actually higher than in any of the other years shown in the chart.

Total originations, consisting of fixed rate closings and draws against equity lines-of-credit, declined 8.2% to $31.2 million.

[Slide - OUTSTANDING EQUITY LOANS & COMMITMENTS CHART]

This chart shows the composition of the home equity portfolio as between fixed rate home equity loans and variable lines of credit. It also indicates the lending potential of un-drawn lines of credit, which are at a record level.

Contrary to the prior five years, the growth within the portfolio in 2008 was driven by a demand for variable rate lines of credit carrying lower rates. This preference caused a change within the portfolio as between fixed rate equity loans and variable rate lines of credit. Funded lines of credit increased dramatically to $31.5 million (66%), while fixed rate loan origination declined $8.7 million (8%). Fixed rate loans represented 76.5% of the portfolio, down from 85% in 2007.

So far in 2009, the low rate environment has led to a marked preference for fixed rate equity loans.

[Slide - COMMERCIAL LOAN CHART]

Commercial loans originated and funded scored very impressive gains over last year, lifting the loan portfolio to its largest year-to-year net growth. Even after stripping out commercial loans of $10.3 million originated by RomAsia, the loan portfolio experienced its largest increase ever of $37.5 million, which represented a 35% increase over 2007.

Commercial loans funded were an eye catching $91.7 million (Roma-$80.9 million and RomAsia-$10.8 million). This represented a substantial increase of nearly 86% over 2007’s funded volume of $49.4 million. Individually, Roma experienced an increase of nearly 64% over last year’s volume.

Achieving this record setting performance resulted from:

a)         Credit tightening. As larger financial institutions began reeling from losses sustained from sub-prime loans and toxic investments, they curbed lending. Credit worthy borrowers had to look to banks that were liquid and willing to lend.

b)         The merger of YNB. Many of YNB’s former customers have been drawn to Roma, recognizing it as a community bank with the capability of accommodating larger credits while providing a local emphasis on relationship banking.

c)         Larger deals were booked. In 2008, 74 loans were closed at an average origination amount of $1 million, compared to 94 and $654 thousand, respectively, in 2007.

d)	Low rates prompted refinancing activity.

e)         Internally, a third lender was added and a credit scoring system implemented to accommodate volume and accelerate response time.

[Slide - CONCENTRATION CHART]

The vast majority of commercial loans continue to be secured by real estate. While consistently above 90%, the percentage of real estate collateral constituting all collateral securing the commercial portfolio has been progressively declining. At year end, real estate collateral secured 91.6% of the portfolio, compared to 93.4% last year, and 96.5% in 2006 and 97% in 2005 As our commercial lenders are successful in booking more commercial and industrial type loans, the real estate collateral concentration should continue to decline.

[Slide - LOAN COMMITMENTS]

This chart shown the level of off-balance sheet obligations to fund loan commitments as long as there is no violation of any condition established in the loan agreements. The amounts include unaccepted commitments and undrawn funds under approved lines of credit.

[Slide - NON-PERFORMING LOAN GRAPH]

The sub-prime mess, falling housing prices, and the ensuing economic recession have been the prime catalysts for large growth in troubled loans throughout banking.

While the overall health of our loan portfolios remains good, for the second year, non-performing loans are our bug-a-boo. They are at an unacceptable level, and while they do not pose a material threat to the financial condition of the Company, they present a major challenge and have been a restraint on income.

This the most significant measure in which we do not compare favorably with our selected peer group. However, while we take no comfort in this, our ratio of non-performing assets to total assets is substantially below that of all OTS regulated banks. (I will cover these comparisons later).

Non-performing loans, which are loans delinquent 120 days or more, aggregated $10.3 million; an increase of $3.1 million over 2007 and are primarily commercial loans.

Non-performing loans represented 1.95% of total loans and .96% of total assets. Both ratios are higher than last year. The growth in commercial non-performers is largely attributable to adverse economic conditions affecting the marketability of residential and commercial real estate. These loans are being diligently addressed by management and legal remedies are being pursued. They are well secured and no material losses are anticipated, although their successful resolution has taken much longer than hoped, because of the volume of such loans in the court’s pipeline.

[Slide - LOAN DELIQUENCIES CHART]

As seen in the chart, even including non-performers, commercial loans past due for more than thirty days dropped to 8.6% from 14.9% at the end of 2007.

Residential loan delinquencies were at exceptionally low levels. At year end, residential mortgage delinquencies were up slightly, but were merely .68% of total residential mortgage loans; while home equity delinquencies fell to .09% of total home equity loans. These ratios are exceptionally good and considerably lower than Thrift Industry comparisons. Of course further deterioration in economic conditions can place stress on the credit quality of these loan portfolios.

[Slide - ALLOWANCE FOR LOAN LOSSES CHART]

The allowance for loan losses represented .42% of total loans, compared to .34% in 2007, but slipped to 21.4% of non-performing loans, compared to 23.2% in 2007. In comparison to industry benchmarks, these ratios are rather low. However, as shown in the chart, management has been steadily increasing the allowance in response to the growth in loans and, in particular, non-performing loans. The adequacy of the allowance is evaluated monthly using a combination of internal and external quantitative and qualitative factors.

[Slide - INVESTMENTS CHART]

The investment portfolio, exclusive of discounts and premiums, increased $89 million to $466.7 million. Deposit growth was more than sufficient to fund loan demand and investment growth was augmented by borrowings used for leveraging investments.

[Slide - COMPONENTS OF PORTFOLIO CHART]

Only the MBS component of the portfolio increased between years. Its growth was predicated on more attractive yield spreads as compared to yields available in shorter term agency callable securities. MBS investments increased $140 million and represented 65.5% of the portfolio as compared to 38.5% at the end of 2007. All other investments declined $71 million, of which $56 million was in agency securities. The opportunity to earn an acceptable spread on the influx of deposits became somewhat problematic after the onset of the Fed’s rate reductions. As rates dropped rather precipitously, a high level of cash inflow from calls and repayments swelled funds available for investment without many attractive options. Consequently, while down between years, overnight funds, were maintained at much higher levels than desired at rather unappealing rates, compared to those prevalent in 2007 and during the first half of 2008.

[Slide - DEPOSITS CHART]

Deposits of $764.2 million at the end of the year established a new high and were a record $113.2 million, or 17.4%, more than last year. RomAsia contributed $37.5 million to the growth. Roma grew a record $75.7 million.

A tumbling stock market, concern over the health of money market funds and an increase in the FDIC insured amount, helped initiate a flight to the safety and security of well established community banks. Despite this phenomenon and historic rate reductions by the Fed, the liquidity needs of the large banks and the start up banks kept deposit rates much higher than suggested by the rate environment.

During the year, Roma Bank introduced a tiered money market product, the Roma Money Market Account, or ROMA, at three branches and a business version through out the bank. These accounts attracted nearly $22 million in deposits, of which approximately 80-85% was new money. Additionally, our newer branches have been quite successful in attracting deposits.

[Slide - DEPOSIT GROWTH CHART]

This chart shows the yearly percentage change in deposits since 2003.

[Slide - DEPOSIT MIX CHARTS]

These pie charts compare the composition of deposits between 2008 and 2007. The chart shows that certificates gained the largest percentage increase, reflecting an industry trend. Certificates increased to 56.6% of the portfolio compared to 54.1% in 2007. However, of note, is that the savings component of the portfolio held its own, and the growth in certificates was controlled to some degree. Fewer certificate promotions were conducted since the market was quite active without requiring the same magnitude of promotional activity as in 2007. Additionally, while five branches were opened, at three, money market account promotions replaced the typical new branch certificate promotions.

Core deposit growth continues to benefit from commercial loan relationships, and, recently opened branches have been successful in attracting core deposits.

While the ratio of non-interest bearing checking accounts to total deposits remained relatively unchanged between the two years, there was a 13.4% increase of $2.3 million in non-interest deposits since 2007.

[Slide - BORROWED MONEY]

From time to time, the Company has taken advantage of opportunities to borrow from the FHLBNY for liquidity, investment leveraging and arbitraging, and other corporate purposes. Additionally, in 2008, $40 million was borrowed from Credit Suisse in a structured repurchase transaction. The borrowings were invested into twenty year mortgage backed securities locking in a spread of 2.20 basis points.

[Slide - STOCKHOLDERS’ EQUITY CHART]

Stockholders’ equity at the end of the year declined $6.9 million to $211.4 million. This was a net change consisting of reductions of $7.1 million for stock repurchases; $2.5 million for dividend payments; and $2.8 million in net reductions, principally, changes to other comprehensive income. Equity was increased by net income of $4.7 million and increases of $0.8 million in ESOP stock allocations. This level of equity represented an extremely strong average equity to average assets ratio of 19.62%. From a regulatory requirement measurement, the Bank has a Tier I capital adequacy ratio of 18.25%.

[Slide - NET INCOME CHART]

As was stated in the Letter to Shareholders, earnings in 2008 “clearly underscore the inherent strength and resilience of our Company in contending with the challenges of a distressed economy, heightened competition and strategic growth.”

Fundamentally, the most significant strain on net income was digesting the costs associated with the IPO envisioned expansion initiatives. Further, net income was stressed by an interest rate environment and competitive pressures which again tightened net interest margin, and affected by the economic recession which has had a deleterious effect on loan demand and the credit quality of the commercial loan portfolio.

Net income decreased $2.5 million to $4.7 million, or $0.15 per share, from $7.2 million, or $0.23 per share in 2007. Consolidated net income was lowered by a loss of $618.7 thousand incurred by RomAsia.

[Slide - PERFORMANCE RATIOS GRAPH]

This graph shows the trend in three important net income driven ratios, ROAE, ROAA, and Earnings per Share. Later, I will compare these, and other financial ratios, to our peer group.

Return on average equity fell to 2.15% in 2008 reflecting lower earnings and a 3% decline in stockholders’ equity. The ratio was trending down between 2003 and 2005 (pre-IPO) because earnings were relatively stable, although at a higher level, and equity was growing. The sharp drop in 2006, of course, reflects the infusion of IPO capital.

So too, has return on average assets been on a downward trend. The reduction in net income between years, accompanied by a robust rate of asset growth pushed down the ratio to 0.48% from 0.82% last year, the lowest of the years shown and perhaps an all time low.

The pressure on this ratio is not unique to the Company. Throughout the banking industry, the tightening of net interest spread and rising costs have exerted pressure on this ratio. This will be apparent in the peer and thrift comparisons.

And as previously mentioned, Net income equated to 15 cents per share, compared to .23 cents in 2007.

[Slide - HISTORIC YIELD CURVE GRAPH]

The dramatic lowering of rates had a significant impact on net interest income. This graph depicts the extent of the reduction in the treasury yield curve which influences market rates.

This graph shows the shape of the treasury yield curve at the end of each of the last three years. As is evident from the graph, in 2008, the curve morphed into a more traditional steepened yield curve from the inverted/flat ones of the prior two years, however, at dramatically lower rates. (Note the six month rate plunged a staggering 402 basis points and the five year rate fell 275 basis points).

[Slide - INTEREST INCOME CHART]

Interest income totaled $48.1 million and represented an all time high, surpassing 2007 by $2.3 million. The sole cause of the increase was an impressive growth in average earning assets of $88.1 million, chiefly commercial loans, since yields on the loan and investment portfolios contacted as interest rates dropped rather sharply over the course of the year. RomAsia contributed just under $760 thousand to the increase, making the yearly comparison for Roma an increase of $1.5 million or 3.4%.

Interest earned on loans constituted $1.4 million or 60% of the total increase, with commercial loan interest of $1.0 million accounting for the vast majority of the increase. Interest from agency securities and overnight and brokerage money market funds were responsible for the remainder of the overall increase.

[Slide - INTEREST EXPENSE CHART]

Interest expense aggregated a record $19.7 million, an increase of $1.9 million, or 10.9%, over 2007. Interest on borrowings caused the bulk of the increase as it increased approximately $1.2 million from higher borrowings used for leveraging and arbitraging investments.

Strong deposit growth was responsible for the remainder of the increase in interest expense of approximately $700 thousand. Deposit interest expense also reflects the deposits of RomAsia for the first time, but also the benefit of a reduction in the cost of funds between years. A downward sea change in interest rates was the catalyst for a reduction in cost of funds and helped contain the increase in interest expense to some extent.

[Slide - NET INTEREST MARGIN GRAPH]

This year’s net interest margin decreased 25 basis points to 3.17%, its lowest level for the years shown.

Despite a significant easing of interest rates, the pressing need for liquidity by the big banks, combined with the competition for funds by start up banks in our local market, propped up deposit rates, limiting the opportunity to tighten cost of funds as much as the extremely low rates in the market would have suggested. Also influencing cost of funds is the continued growth in certificates as a component of total deposits. As a result, a small contraction in cost of funds was negated by a steeper drop in yield on earning assets.

Cost of funds tightened by 13 basis points to 2.75%, but yield on earning assets fell 32 basis points to 5.27%, causing our net interest spread to tighten to 2.62% from 2.71% in 2007.

Portfolio yield was strongly influenced by the sharp decline in interest rates. The variable rate components of the portfolio re-priced, and funds received from securities being called could only be reinvested into lower yielding investments.

[Slide - NET INTEREST INCOME CHARTS]

Reflective of the preceding charts and graph, net interest income improved slightly by approximately $500 thousand, or 1.4%, between years, barely eking out a new high of $28.4 million.

[Slide - NON-INTEREST INCOME CHART]

Although reaching a new high, the pace of growth in non-interest income slowed in 2008 as it increased merely $160 thousand to $4.2 million. Compared to 2007, there was improvement in each category of non-interest income, except income from title commissions.

[Slide - NON INTEREST EXPENSE CHART]

Non interest expense of $25.1 million was a considerable $4.8 million, or 24.3%, over last year. RomAsia was responsible for $1.7 million of the increase.

Roma’s increase aggregated $3.1 million, or 15.3%, and was centered in compensation; net occupancy; equipment, depreciation and maintenance; and data processing.

Compensation accounted for nearly 60% of the increase and was attributable to staffing the five new branches, salary adjustments and the expense of the incentive stock plans approved by shareholders at last year’s Annual Meeting. The increases in the other three expense components were directly related to branch expansions and customer growth.

A key measure of non-interest expense in the industry is the efficiency ratio. It measures the relationship of non interest expense to net interest income. This is one of the few measures where lower is better! Roma’s efficiency ratio increased to 70.88%; up from 66.0% in 2007. However, as will be seen later, the ratio is in line with our peer comparison, being moderately lower than the peer median.

[Slide - Thrift Industry Comparisons - OTS Chart]

This chart provides a comparison of Roma Bank’s performance ratios to data provided by the OTS, the Bank’s federal regulator, for all thrifts under its supervision. (RomAsia has been excluded because its performance ratios do not represent of a full year of operations). The comparison uses a color code of green for positive variances of more than 10%, red for negative variances of more than 10%, and amber for variances within 10%.

This comparison shows that the Bank’s ratios are much more favorable than those of the overall industry in all but two categories. The most significant favorable comparisons were in ROAA, ROAE, the capital ratio, and, of particular note, the ratio of non-performing assets to average assets. Note the industry reported a negative ROAA for the year and a negative ROAE in the fourth quarter. The Bank’s non-current residential loans and loans delinquent 30 and 89 days to assets ratios were exceedingly better than the industry; however, its non-current commercial loan ratio was much higher. Additionally, the Bank’s provision for loan losses to assets ratio is substantially below the industry.

The provision is based upon management’s assessment of the loss potential in its loan portfolios. This ratio has been typically lower in comparison to peer and industry measures, as historically the Bank has only experienced very minimal losses. In light of the level of non-performing loans and the condition of the economy, management has steadily increased the allowance for loan losses from .27% of total loans in 2006 to .42% at the end of 2008. Management and the Board review the adequacy of the allowance on a monthly basis.

Of interest, the Thrift Industry incurred a record net loss of $13.4 billion in 2008, as it booked a record $38.7 billion in loan loss provisions, which completely absorbed core earnings.

[Slide - Peer comparative performance ratios chart]

This chart compares the Company’s performance ratios to median ratios of a peer group composed of ten stock exchange listed MHCs selected by our consulting firm, FinPro, as a comparable trading group. These MHCs have assets between $500 million and $2.1 billion, are located in the Mid-Atlantic Region and are not considered merger targets. I would like to highlight how the Company compared to the median.

●	Return on Average Assets (outperformed)
●	Return on Average Equity (underperformed-but within 10%)
●	Net Interest Margin (outperformed)
●	Efficiency Ratio (outperformed)
●	Asset Growth (outperformed)
●	Loan Growth (underperformed)
●	Deposit Growth (outperformed)
●	Non-performing Assets/Assets (worse)
●	Non-performing Loans/Loans (worse)
●	ALLL/Loans (less than)
●	ALLL/Non-performing loans (less than)
●	Loans/Assets (lower)
●	Loans/ Deposits (lower)

●	Deposits/Assets (higher-but within 10%)
●	Borrowings/Assets (lower)
●	Equity/Assets (better)
●	Dividend Yield (higher)
●	Dividend Payout (higher)

[Slide - PRICING MULTIPLE COMPARISON]

This chart shows our stock price as of April 16, 2009, which is two cents less than yesterday’s closing price, in relation to tangible book value and fully converted tangible book value, and as a multiple of our 2008 earnings. These have been compared against the median and average of our peer group. You can see that we outperformed in each category.

[Slide - HISTORIC STOCK PRICE GRAPH]

This graph shows the price of our stock at the end of each quarter between the IPO date and the first quarter of 2009 and on April 16th of this year. It starts with the initial subscription price of $10/share on July 12, 2006. For reference, the closing price on December 31, 2008 was $12.59. On April 16th, the closing price was $13.32/share. Since the IPO, the stock reached a high of $18.00/share on October 17, 2007 and a low of $9.70/share on March 9, 2009.

[Slide - TOTAL RETURN GRAPH]

This graph shows the total return from a share of our stock purchased at the offering price over the same period as the previous graph, compared to the SNL Thrift Index of public mutual holding companies. As of April 16, 2009, our stock has returned 38.8% from its subscription price. Over the same period, this chart indicates that the SNL Thrift MHC Index had a return of .06%.

CHALLENGES AND OPPORTUNITIES

All businesses are confronted each and every day with internal and external challenges that test the resiliency, skill and focus of management. I would like to touch on some of the more prominent challenges the Company faces at this time.

●	ECONOMIC CONDITIONS

Undoubtedly, the greatest overarching challenge at this time is presented by an economy in complete disarray. The recession has lasted for more than six quarters with no firm prospects of a recovery in sight.

The adverse impact it may inflict on the credit quality of the loan portfolios, particularly, the commercial portfolio, is of concern. Consumer confidence remains in the doldrums as unemployment approaches double digits. With gaping state and municipal budget deficits, the prospect of furloughs and layoffs is quite real. This would have a serious effect on the local economy. Many government workers are customers of our banks.

●	IMPROVE NET INCOME

The growth programs of the past several years have placed a demand on earnings. Considering what has been accomplished and the economic climate that has prevailed, it is an affirmation of our Company’s strength that it has performed as well as it has. It is now time to pause and cultivate the earnings potential inherent in the growth of the Company.

●	INTEREST RATE ENVIRONMENT

The exceeding low level of interest rates will pose a major challenge in achieving improvement in earnings. As the federal government, for good or ill, pumps trillions into the economy, interest rates which are at or near historic lows and are expected to remain so for at least the rest of 2009 and probably beyond.

●	COMPETITION

The incursion of three start-up banks in Mercer County populated with former community bankers poses a competitive threat. As the leading community bank in our market, Roma Bank is the “big guy in town” and the start-ups will seek to chip away at its market share. Additionally, large banks headquartered out of our area seem to have rediscovered the benefits of a retail focus and are channeling efforts towards improving retail banking value services.

•	REGULATORY ENVIRONMENT

The business of banking as we know it faces an uncertain future as a consequence of the federal government’s bail out of the large banks and creeping control over all those banks that have accepted TARP funds. An already overreaching regulatory environment will no doubt worsen, placing more unreasonable requirements and demands on the industry. Additionally, even though community banks have not been the major cause of the drain on the Deposit Insurance Fund, we will be burdened with assessments to replenish it. We estimate that the additive cost to the Company in 2009 will be considerable.

●	PRESERVATION OF CAPITAL

Last year I stated that continuing our growth strategy and deploying capital were priority challenges. I am pleased to report that we have accomplished this while minimizing the impact on earnings as much as possible. What a difference a year makes! During these difficult economic times, more so than ever, “capital is king”. Our focus will be centered on preserving and growing our chief financial strength - our capital. Our capacity to withstand any further economy induced impact on the credit quality of our loan portfolios is directly linked to our strong capital position. We assure all that preservation of capital will be zealously undertaken.

●	ROMASIA BANK

RomAsia must fully develop into the niche bank originally envisioned. It has made considerable progress, yet it must more effectively achieve top of the mind awareness in its targeted communities. It will be challenged to build its residential mortgage portfolio and improve its yields on earning assets in an unusually low interest rate environment. It must lessen the dominance of certificates in its deposit base by expanding its transactional accounts, with particular emphasis on business accounts. With a new leader in place, these challenges are being addressed more effectively.

●	LENDING AND LOAN QUALITY

Roma has not fully achieved its full potential in originating residential loans. It must consider less traditional methods and approaches to improve volume. Its products are the best in the market and constantly adapted to changing conditions within the market.The road ahead for commercial lending will have its obstacles.

Three de novo banks in Mercer County will pose competitive challenges for smaller credits, and larger banks are refocusing attention on small to intermediate credits. Consequently, the market is expected to be intensively competitive.

Loan quality must be improved by the satisfactory resolution of non-performing loans as expeditiously as possible and scrupulously adhering to lending policies. We must determine by diligent monitoring and risk stressing whether appropriate pre-emptive action may avert downgrading of commercial lending relationships.

Opportunities and strengths

We are confident these challenges will be met and overcome and from them opportunities will blossom. The resources needed to respond to the challenges and exploit opportunities are in place. The greatest of these are our financial strength, the leadership of our Board, the services of talented and dedicated employees and a reputation borne on nearly eighty-nine years of being there for generations of customers and our communities.

We reaffirm each and every day the importance of preserving these strengths and neither deviating from our core mission, nor forgetting our roots. In these unsettled times in the banking industry, we provide a beacon of assurance and a pledge of safety and stability to those whose confidence has been shaken. Roma is the largest, oldest, and most well capitalized community bank headquartered in Mercer County.

Complementing Roma is RomAsia, with its mission closely paralleling the historic mission of Roma. RomAsia is poised to further its recognition in its targeted communities. It has new leadership, a diverse and engaged Board and a staff that is now more experienced. Its future looks very bright.

We are nearing the completion of our third year as a public company which was a seminal point in the continuing evolution of the Company. It has been an extraordinary experience for your Board and management, whose dedication and commitment to our Company is unparalleled.

On behalf of the Board of Directors, management, and all who make up the Roma Family, I thank you, our shareholders, and you, our customers, for your confidence in us and the Company’s future. Your support has given us immeasurable gratification as we diligently work to enhance the strength, reputation and value of Roma Financial Corporation.